EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-60616 and 333-181495) of Pinnacle Entertainment, Inc. of our report dated July 15, 2014 relating to the statement of net assets available for benefits of the Pinnacle Entertainment, Inc. 401(k) Investment Plan as of December 31, 2013, which appears in this Form 11-K.
/s/ RubinBrown LLP

St. Louis, Missouri
June 30, 2015